                                                                 EXHIBIT (H)(19)



SHAREHOLDER SERVICE AGREEMENT

                  This Shareholder Service Agreement (this "Agreement") is made and entered into between First Trust Corporation ("FTC"), a Colorado corporation with its principal office at 717 Seventeenth Street, Denver, Colorado 80202 and Thompson, Plumb & Associates (the "Company"), a Wisconsin Corporation , with its principal office at 1200 John Q. Hammons Drive, "Madison, Wisconsin 5317.

RECITALS

         A. FTC is a duly licensed trust company providing trust, custodial and other services to individual retirement accounts, qualified retirement plans and taxable investment accounts (the "Client Account(s)"). FTC, in its various capacities, takes custody of securities beneficially owned by its clients and from time to time acquires and disposes of mutual fund shares, including shares of the Funds, in response to instructions from its clients or their designated representatives, FTC does not exercise investment discretion or provide investment advice to its clients. The shares of each mutual fund held by FTC for a number of client accounts may be held in FTC's name in a single account on the records of a Fund account (an "Omnibus Account").

         B. In its capacity as principal underwriter, the Company has entered into agreement with each of the mutual fund companies identified on EXHIBIT A for making payments to certain persons for shareholder servicing and administration of shareholder accounts. The Company may enter into a similar agreements with other mutual fund companies in the future, and such additional mutual fund companies may be added to this Agreement as provided below. The mutual fund companies currently identified on EXHIBIT A and those added to this Agreement in the future are referred to herein individually as the "Fund" and collectively as the "Funds".

         C. FTC desires to make the Funds available to the Client Accounts and to provide shareholder servicing and recordkeeping functions required for purchases and redemptions of, and dividends paid on account of, the shares of the Funds to be held by FTC for the benefit of the Client Accounts.

Agreement

1. OPERATING PROCEDURES. The parties agree to open and maintain Fund accounts, process, and settle Fund transactions, process and provide notification of Fund transfers, and administer Fund distributions in accordance with the following operational procedures:

(A) PROCEDURES FOR ACCOUNTS

         (1) The Company will cause the Funds' transfer agent (the "Transfer Agent") to establish and maintain one or more accounts (the "FTC Omnibus Account(s)") on its books for each Fund for the Client Accounts. The assets of one or more Client Accounts may be held in any one FTC Omnibus Account. Each FTC Omnibus Account will be

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titled in the nominee name of either:

(i)      "FTC & Co., Attention: DATAlynx # ________, as Custodian"
(ii)     "FTC &Co. Attention DATAlynx # ________, as Trustee"
(iii)    "TRUSTlynx & Co., Attention: TRUSTlynx # _________, as
         Custodian"
(iv)     "TRUSTlynx & Co., Attention: TRUSTlynx # __________, as
         Trustee"
(v)      "IMS & Co. for exclusive benefit of customers"

FTC, as trustee or custodian of the Client Accounts, will be the shareholder of record for each FTC Omnibus Account. The Company will provide to FTC one electronic Fund statement for each FTC Omnibus Account on a monthly basis.

         (2) The Company confirms that FTC has the right to open additional FTC Omnibus Accounts for each Fund from time to time to accommodate specific investment, distribution or other options and features, and to consolidate existing accounts, if and when FTC deems any such action appropriate to the needs of the Client Accounts serviced by FTC.

         (3) FTC reserves the right to issue instructions by telephone, facsimile ("fax"), or by direct or indirect computer systems access mutually agreed upon by the parties, to each Fund to move shares between FTC Omnibus Accounts in a Fund and between Funds.

         (4) The Company agrees to cause the Transfer Agent to establish and maintain an individual Fund account for any Client Accounts where FTC and the Company agree that such an account is required in order to make accessible certain Fund features based on the nature of the Client Accounts. References hereinafter to "FTC Omnibus Account(s)" shall be deemed to include any individual Fund accounts.

         (5) The Company agrees to cause each FTC Omnibus Account opened by FTC to remain open on the books of each Fund regardless of a lack of activity or share balance, except to the extent FTC takes specific action to close an FTC Omnibus Account, or to the extent a Fund's prospectus reserves to the Company the right to close accounts which are inactive. In the latter instance, the Company will give written notice to FTC at least thirty days prior to closing any FTC Omnibus Account.

         (6) The Company confirms that FTC may open FTC Omnibus Accounts in a Fund by telephonic advice. In order that FTC may notify the Transfer Agent concerning the purchase of a Fund's shares for an FTC Omnibus Account so opened on the same day as such purchase is requested by a Client Accounts, the Company will provide the FTC Omnibus Account information to FTC and direct the Transfer Agent to accept purchase notification from FTC on the same day as the opening of the FTC Omnibus Account is

                                  Page 2 of 14






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requested by FTC, provided such request is made by FTC prior to 4:OO PM (All times referred to in this Agreement will be Eastern Time.)

         (7) The Company will provide daily pricing to FTC for each FTC Omnibus Account or will provide daily pricing to an independent electronic pricing service, such as Interactive Data Corporation, Vertical Management Systems, Inc., Bloomberg Financial Markets, or other similar service from which FTC actually receives daily pricing.

(B) PROCEDURES FOR TRANSACTIONS

         (1) The Company confirms that if FTC notifies the Transfer Agent prior to the close of the regular trading session of the New York Stock Exchange (normally 4:OO PM) on any business day concerning the purchase of a Fund's shares, the purchase will be effected on the same business day, and that if FTC notifies the Transfer Agent after the close of the regular trading session of the New York Stock Exchange (normally 4:OO PM) on any business day concerning the purchase of a Fund's shares, the purchase will be effected on the next business day. Purchases will be paid for in Federal Funds at prices equal to net asset value. FTC will make reasonable efforts to ensure that payment is wired to the Transfer Agent prior to 4:OO PM on the next business day following the effective date of the purchase.

         (2) The Company confirms that if FTC notifies the Transfer Agent prior to the close of the regular trading session of the New York Stock Exchange (normally 4:OO PM) on any business day concerning the redemption of a Fund's shares, the redemption will be effected on the same business day, and that if FTC notifies the Transfer Agent after the close of the regular trading session of the New York Stock Exchange (normally 4:OO PM) on any business day concerning the redemption of a Fund's shares, the redemption will be effected on the next business day. The Company confirms that the Transfer Agent will make reasonable efforts to ensure that Federal Funds representing redemption proceeds are wired to FTC no later than 4:OO PM on the next business day following the effective date of the redemption.

         (3) The Company confirms that FTC may make orders for the purchase or redemption of shares of a Fund by telephonic advice.

         (4) The Company hereby acknowledges, and will cause each Fund to acknowledge, that each Client Accounts which is the named owner of Fund shares held in an FTC Omnibus Account is a "shareholder" of such shares within the meaning of Rule 18f-I under the Investment Company Act of 1940 and such Fund's election on Form N-1. For purposes of complying with Rule 18f-1, in the event of a redemption in kind, FTC agrees to supply the Fund, upon request, the name or account number, the number of shares and other relevant information for each of the Client Accounts which are owners of the Fund shares held in an FTC Omnibus Account.

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         (5) The parties agree that the cost of each Fed Funds wire transfer is the sole responsibility of the party sending the wire. The parties further agree that the interest cost associated with any delayed wire is the sole responsibility of the party sending the wire.

         (6) In the event that a Fund cannot verify redemption proceeds due to system problems or other unforeseen circumstances, the Company will settle trades and forward redemption proceeds in accordance with this agreement based on the information supplied by FTC.

         (7) FTC will maintain separate accounting and recordkeeping for each of the Client Accounts, and will allocate on its records the number of Fund shares purchased, accrued as dividends and redeemed, and any cash dividends or distributions paid on account of the shares of each Fund, for each of the Client Accounts. FTC will reconcile the amounts posted to each Client Accounts with the amounts recorded on the Transfer Agent's records for each Fund for each respective FTC Omnibus Account.

         (8) The Company agrees to notify FTC in writing regarding the closing of any Fund to initial purchases promptly upon receipt of such information from the Fund. FTC will maintain records at the Client Accounts level to limit the purchase of any such Fund on and after the effective date of such closing to Client Accounts which are shareholders of the Fund at the time of the purchase request or to Client Accounts which otherwise qualify to purchase shares of the Fund under other circumstances authorized by the Fund. Subsequent to its receipt of proper notice, FTC agrees to indemnify and hold harmless the Company and the Fund from any loss, expense or cost associated with the cancellation of any purchase order executed in violation of this section. The Company agrees to cause the processing of all purchase orders requested by FTC for any Fund closed only to initial purchases.

         (9) The Company will notify FTC in writing regarding the closing or suspension of the availability of any Fund by its Board of Directors to all purchases promptly upon receipt of such information from the Fund. FTC agrees not to process purchase orders in closed Funds as to which it has been so notified.

         (10) The Company will be responsible under this Agreement for the servicing of the respective FTC Omnibus Accounts and will have no responsibility for the servicing of the Client Accounts. FTC will provide recordkeeping services to the Client Accounts.

(C) PROCEDURES FOR TRANSFERS

              The Company agrees to cause each Fund to transfer shares from direct mutual fund, street name broker, and other Fund accounts to the designated FTC Omnibus Account on the books of the Fund. For the purpose of expediting transfers, each Fund will accept a facsimile (fax) list from FTC of the accounts to be transferred. FTC represents that it has in hand the appropriate and effective authorization to direct each transfer so requested. FTC agrees to indemnify the Company and each Fund for their

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performance in accordance with the instructions received from FTC. Each Fund will process the transfer requests into the FTC Omnibus Account, and not create or transfer into separate accounts registered in the name of FTC for the benefit of individual shareholders or account owners. Copies of transfer forms will be forwarded by FTC to the Fund as requested by the Fund for recordkeeping purposes.

         (2) The Company agrees to cause each Fund to notify FTC via fax or direct or indirect computer systems access mutually agreed upon by the parties (if any) of the completion of each transfer in or out of each FTC Omnibus Account no later than one business day after the day it occurs. Such transfer notification shall include the date, number of shares, registration, account number and type, and accrued dividends (where the transfer is processed after record date but before payable date).

(D) PROCEDURES FOR INCOME, CAPITAL GAIN AND OTHER DISTRIBUTIONS

         (1) The Company shall provide or cause each Fund or Transfer Agent to provide FTC with each Fund's distribution information, via direct or indirect computer systems access mutually agreed upon by the parties (if any) or fax, in a timely manner in order to enable FTC to administer income, capital gain, or other distributions (the "distribution") to the Client Accounts on or as close to declaration date as practicable, including:

(i) the record date, ex-date and payable date of the Fund distribution as soon I as practicable after it is announced, but in no case later than three (3) days prior to record date;

(ii) the record date share balance in the FTC Omnibus Account and the distribution rate per share and the total dollar amount of the distribution, on the first business day after record date;

(iii) the reinvest price per share and share amount purchased for reinvestment as soon as each is available; and

(iv) any other standard distribution information requested by FTC within a reasonable time period.

         (2) The Company agrees to cause the appropriate Fund parties to assist FTC in the administration of reinvested trailing distributions attributable to shares previously liquidated. FTC will notify the Transfer Agent, prior to 4:OO AM on the next business day after FTC's receipt of notification of the reinvest price per share described in subsection (d)(1)(iii) above, of the aggregate number of Fund shares purchased as a result of the reinvestment of the distribution as to which the purchase must be voided in order to administer trailing distributions. The Company confirms that the Transfer Agent will wire all distribution proceeds resulting from voided reinvestment under this section in a separate wire from the redemption proceeds wire described in section l(b)(2) above to

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FTC on the business day following the date the Fund administers the FTC notification to I'd.......................................................I old
Such wires shall be sent in accordance with the instructions provided to the Company by FTC, from time to time.

         (3) In the event FTC maintains FTC Omnibus Accounts with a Fund for the payment of distributions in cash, the Company will cause the Transfer Agent to wire any cash distribution from the Fund to FTC on payable date per the instructions in I (d) above.

         (4) For annual tax reporting purposes, the Company shall cause the Transfer Agent or Fund to (1) inform FTC, promptly upon the availability of such information, of any portion of each Fund's distributions that comprise all information required for 1099 reporting, including but not limited to: foreign source income, return of capital, tax exempt income by state of origin, investment expenses, nontaxable distributions, Section 1202 gain or unreceptive
Section 1250 gain.(2) Transfer agent will promptly provide such information by fax of direct or indirect computer systems furnished by the parties.(3) such information must be received by FTC in order to prepare its annual tax reporting duties. Failure to furnish such information will relieve FTC of any tax reporting duties.

2. REPORTING OF TRANSACTIONS. The company will furnish, or cause to be furnished, to FTC:

         (a) on a transaction-by-transaction basis, a statement that will set forth for each FTC Omnibus Account the number of shares purchased or redeemed, the beginning and ending share balances, and the net asset value per share. The Company will electronically transmit such statement to FTC no later than the business day next following the transaction being reported.

         (b) as to each Fund and prior to 4:OO PM on every business day, notification to FTC as to such Fund's closing net asset value and public offering price (if applicable) for that day via fax or direct or indirect computer systems access mutually agreed upon by the parties (if any).

         (c) on a daily basis for each Fund that pays daily dividends, the following record date information for the previous business day; FTC Omnibus Account share balance, daily rate, FTC Omnibus Account accrual dividend amount for that day, and FTC Omnibus Account accrual dividend amount for the period-to-date. FTC will maintain accurate records as to the accrual start and stop parameters for each Fund based upon information supplied by the Company. The Company agrees to supply such information to FTC at the inception of this agreement and as needed thereafter to keep FTC's records current and accurate.

3. FTC SERVICES TO THE CLIENT ACCOUNTS. FTC will assist the Client Accounts in processing purchase and redemption transactions; changing dividend options, account designations and addresses; and establishment and maintenance of Client Accounts and records. FTC will provide additional services to the Client Accounts as required in the separate IRA account, custodial account trust account or service agreement between FTC and each Client Accounts (the "Account Establishment Documents"). FTC will cause the mailing to the Client Accounts of all currently effective prospectuses of the Fund, proxy materials (including notices, proxy statements and forms of proxies), reports and other communications which must be furnished by law to shareholders, and in accordance with the terms of the applicable FTC Account Establishment Document or Service Agreement. Upon FTC's request, the Company will provide FTC with sufficient copies of any requested communications to ensure FTC is able to fulfill its obligations as described in this Section 4.

4. COORDINATION OF OPERATIONS. The Company will cause appropriate personnel to be made available, as may be reasonably requested by FTC, to consult with FTC in coordinating operations pursuant to this Agreement, and to assist FTC in resolving any account discrepancies between FTC and the Fund.

The Company will timely notify FTC of any material changes in a fund or its sponsor. Material changes shall include, but not be limited to, the following: name changes, changes in CUSIP number, changes in underwriters, fund closures (either to new investors or permanently closed), changes in Blue Sky registration and implementation of short-term redemption rates. Notice shall be given by phone or E-Mail to Diane Easter at (303) 293-2223 Ext. 2654 or diane.easter@ftc.fiserv.com. with written confirmation sent by fax to Kenn Boelte, Compliance Department at (303) 297-3658.Notice will be deemed to be timely if given no later than two days prior to the change taking effect. In the event the Company fails to give timely notice of a change,, any loss resulting from such failure shall be paid for by the Company to FTC or its clients.

5. STATUS OF FTC. The parties acknowledge and agree that the services provided by FTC are recordkeeping and related services only and are not the services of an underwriter or a principal underwriter of the Funds within the meaning of the Securities Act of 1933 as amended or the Investment Company Act of 1940 as amended. This Agreement does not grant FTC any right to purchase shares from the Funds, nor does it constitute FTC an agent of the Funds or of the Company, for purposes of selling shares of the Funds to any dealer or to the public, or for any other purposes. To the extent FTC enters any purchase or redemption order for an FTC Omnibus Account, such purchase or redemption order will be made by FTC (a) as agent of each of the Client Accounts whose shares are the subject of such purchase or redemption order, and (b) pursuant to instructions from the account owner, participant, named fiduciary entity or any other person with investment discretion and authority for the assets that are the subject of the transaction.

6. AMENDMENTS. Any amendment to this Agreement will be valid only if in writing and signed by the parties. The parties agree that Funds may be deleted from and additional Funds may be added to this Agreement (and thus would become "Funds" for purposes of this Agreement), whenever the parties sip an Amendment that identifies such Funds, at which time this Agreement will be deemed to have been so amended without further action by the parties.

7. TERMINATION. Either party may terminate this agreement:

(a) Upon 60 days' written notice to the other party;

(b) Upon 30 days' written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured within that 30-day period;

(c) Upon institution of any investigation or proceedings relating to the legality of the terms and conditions of this Agreement, by the Securities and Exchange Commission or any other regulatory or self-regulatory body or organization;

(d) Upon assignment of this Agreement in contravention of its terms;

(e) Upon such shorter notice as is required by law, order, or instruction of any court or regulatory body or self-regulatory body having jurisdiction over the terminating party.

8. RESOLUTION OF DISPUTES. All disputes arising out of or in connection with this Agreement (except disputes concerning the Company's use of FTC proprietary information described in Section 13) will be settled by arbitration, to be conducted pursuant to the commercial rules of the American Arbitration Association. All arbitration proceedings will take place only in Denver, Colorado before one arbitrator. To the extent not preempted by federal law, Colorado statutory law (including without limitation the statutes governing the award of damages and arbitration) and Colorado common law will control during arbitration. Both parties waive any right either of them may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body, except that FTC expressly reserves the rights granted to it in
Section 13. Arbitration is final and binding on the parties. An award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the pertinent party. The prevailing party in any arbitration, or in any judicial proceeding relating to the rights of FTC under Section 13, will be entitled to reasonable attorneys' fees and costs. The arbitrators shall not have authority to award punitive, consequential or exemplary damages or to award any equitable relief

9. INDEMNIFICATION OBLIGATIONS. FTC agrees to indemnify and hold harmless the Company, its directors, officers, employees and agents from any loss, expense, cost, liability or damage (including reasonable attorneys fees) which may be suffered by it as a result of any breach of this Agreement by FTC or arising from any negligent act or omission of FTC in the performance of its duties under this Agreement. The Company agrees to indemnify and hold harmless FTC its directors, officers, employees and agents from any loss, expense, cost, liability or damage (including reasonable attorneys fees) which may be suffered by it as a result of any breach of this Agreement by the Company or arising from any negligent act or omission of the Company in the performance of its duties under this Agreement.

10. INDEMNIFICATION PROCEDURES. If a person or party entitled to indemnification receives notice of the commencement of any action, suit, or proceeding (an "Action") or notice that an, Action may be commenced, and if the person receiving the notice (the "indemnified person"') desires to be indemnified by a party under this Agreement (the "indemnifying party"), the indemnified person will give notice to the indemnifying party of the commencement of the

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Action or of the possibility that an Action will be commenced. Any omission to notify an indemnifying party will not relieve the indemnifying party from any liability which it may have under this Agreement, except to the extent the failure to notify the indemnifying party prejudices the rights of the indemnifying party. The indemnified person will be entitled, at the sole expense and liability of the indemnifying party, to exercise full control of the defense, compromise or settlement of any such Action unless the indemnifying party, within a reasonable time after the giving of such notice by the indemnified person, (1) admits in writing to the indemnified person the indemnifying party's duty to indemnify the indemnified person for such Action under the terms of this Section, (2) notifies the indemnified person in writing of the indemnifying party's intention to assume such defense, (3) provides evidence reasonably satisfactory to the indemnified person as to the indemnifying party's ability to pay the amount, if any, for which the indemnified person may be liable as a result of such Action, and (4) retains legal counsel reasonably satisfactory to the indemnified person to conduct the defense of such Action. The other person will cooperate with the person assuming the defense, compromise or settlement of any Action in accordance with this Agreement in any manner that such person reasonably may request. If the indemnifying party so assumes the defense of any such Action, the indemnified person will have the right to employ a separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the indemnified person unless (a) the indemnifying party has agreed to pay such fees and expenses, (b) any relief other than the payment of money damages is sought against the indemnified person, or (c) the indemnified person has been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the indemnifying party and that a conflict of interest therefore exists, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section will be paid by the indemnifying party. No indemnified person will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the indemnifying party, unless the indemnifying party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section. No indemnifying party will settle or compromise any such Action in which any relief other than the payment of money damages is sought against any indemnified person without the consent of the indemnified person, such consent not to be unreasonably withheld.

11. CONFIDENTIALITY OF INFORMATION. The Company recognizes that the information provided to it or to be provided to it under this Agreement relating to the Client Accounts (including the names and addresses of the participants, the account numbers of the Client Account, and any similar information) is the proprietary information of FTC and agrees to keep such information confidential and to prevent the use of such information by others, except to the extent it is required by law to disclose such information. Further, such information may constitute "non-public personal information" as defined by the Financial Services Modernization Act of 1999. Company warrants that such information will be used only for those purposes for which it is provided by FTC, to wit, servicing of the client account and for no other purpose.

Prior to disclosing any information to any person or entity in accordance with a requirement of law, the Company will redact such information to the greatest extent permissible under law and will provide FTC with a reasonable opportunity to appear in any judicial, administrative or arbitration proceeding or investigation to contest the disclosure of such information. The Company also agrees not to use such information for its benefit or the benefit of any affiliate of the Company, directly or indirectly. The obligations of the Company under this Section 12 will apply (luring the term of this Agreement and for a period of five (5) years after the date this Agreement is terminated, for whatever reason. Because a violation of the duties of the Company under this Section 12 could cause irreparable injury to FTC and could cause injury to FTC which may not be measurable in money damages, the Company agrees that FTC will be entitled to obtain injunctive relief against the Company for any violation of such duties, without prejudicing FTC's right to obtain money damages.

12. INTEREST ON AMOUNTS DUE. Any amount due under this Agreement from one party to another party will bear interest, from the date such amount is due until such payment is made, at a rate equal to the "prime rate" as published from time to time by The Wall Street Journal[.

13. MARKETING MATERIALS. FTC may place the name of the fund family on its list of administratively feasible investments in marketing materials directed to Third Party Administrators and Registered Investment Advisors.

14. ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior agreements relating to the subject matter hereof. This Agreement may be modified, and any provision of this Agreement may be waived, only in writing signed by the parties. No failure of either party to insist upon strict performance of any provision of this Agreement shall constitute a waiver. To the extent that the parties have executed or execute in the future Fund/SERV, Networking and/or Defined Contribution Clearing and Settlement (DCC&S) agreements, the terms of those agreements and the applicable rules of the National Securities Clearing Corporation will prevail over the terms of this agreement where they are inconsistent with this agreement and when the transaction was made through Fund/SERV, Networking or DCC&S.

15. ASSIGNMENT. This Agreement may be assigned upon 30 days written notice to the non-assigning party. If within such period, the non-assigning party gives written objection to the assignment the assignment shall not be made. Failure to timely provide written notice shall constitute acceptance of the assignment.

16. SEVERABILITY. If any provision of this Agreement is deemed to be in violation of law or is unenforceable, the remainder of this Agreement with such provision omitted will remain in full force and effect.

17. COMPLIANCE WITH LAWS. Each party agrees to abide by all federal and state laws and regulations applicable to such party in connection with the performance of its obligations under this Agreement.

18. SURVIVAL OF OBLIGATIONS. The representations and warranties of the parties and all obligations and responsibilities of the parties under this Agreement, including all payment obligations, as to periods through the date this Agreement is terminated, will survive the termination of this Agreement. Without limiting the foregoing, the provisions of Sections 10, 11, 12, 13, and 14 will continue to apply after termination of this Agreement.

19. NOTICES. Except as otherwise provided in this Agreement, all notices given under this Agreement will be given only by delivery in person, by deposit in the United States mails, using certified mail, by commercial overnight delivery service, or by facsimile transmission (with machine confirmation) or electronic mail. All notices will be in writing.
Notices to FTC shall be made to:                     First Trust Corporation
                                                     Vice President / Compliance
                                                     71717th Street
                                                     Denver, CO 80202
                                                     Fax(303)2973658

Notices to Company shall be made to:

Notices will be deemed delivered when delivered in person or, if mailed by certified mail, on the third business day after the date of deposit into the United States mails, and upon receipt, if by commercial overnight delivery service. Facsimile transmission and electronic mail will be deemed received the same day as sent.

20. EFFECTIVE DATE. This Agreement will be effective on the date it is accepted and executed by FTC.

21. FORCE MAJEURE. Notwithstanding any other provision of this Agreement, neither party shall be liable for any delay or failure of performance caused by fire, flood, or other casualty or natural disaster, equipment or power failure, acts of government, or any other cause beyond its reasonable control

22. GOVERNING LAW. This Agreement will be construed by and governed in accordance with the laws of the State of Colorado, without reference to conflicts of law principles. Both parties have had the opportunity to have counsel review this Agreement. The parties agree that any rule of law or principle of construction that provides that an agreement shall be construed against the drafter of the agreement shall not apply to the terms and conditions of this Agreement.

Thompson, Plumb& Associates (Company)

By: /s/ Thomas G. Plumb
Its:          Principal
              ---------
Date:         3/30/01

Accepted by:

FIRST TRUST CORPORATION (FTC)

By: /s/ Joanne
    ----------------------
Its: Vice President
Date: 4/3/01

                                    EXHIBIT A
                        to Shareholder Service Agreement
                              Mutual Fund Companies

Fund Name                     Cusip                        Ticker Symbol                Trading Cutoff Time
Thompson, Plumb               8848911300                   thpgx                        3:00 P.M.
Growth
Thompson, Plumb               884891102                    thpbx                        3:00 P.M.
Balanced

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